Exhibit 99.1

Prospect Capital Reports $0.26 of Net Investment Income per Share in
September 2015 Quarter
NEW YORK - (Marketwired) - November 4, 2015 - Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect” or “we”) today announced financial results for our first fiscal quarter ended September 30, 2015.
For the September 2015 quarter, our net investment income (“NII”) was $91.2 million or $0.26 per weighted average share. For the June 2015 quarter, our NII was $89.5 million or $0.25 per weighted average share. NII increased by $1.7 million on a dollars basis and increased by $0.01 on a per share basis, driven primarily by an increase in dividend income and a decrease in operating expenses. Our recurring income as measured by the percentage of total investment income from interest income was 96% in the September 2015 quarter.
As a tax-efficient regulated investment company, our 90% minimum shareholder dividend payout requirement is based on taxable income (“distributable income” or “DI”) rather than GAAP net investment income. Distributable income can decouple from such NII. In the September 2015 quarter, we generated distributable income of $94.0 million or $0.26 per weighted average share, exceeding our $0.25 per share of dividends.
While regulated investment companies may utilize “spillback” dividends in the subsequent tax year to count toward prior year distribution requirements, distributable income consistently in excess of dividends enhances the possibility of future special dividends in order to maintain regulated investment company status.
We have previously announced monthly cash dividends to shareholders of $0.08333 per share for September and October 2015. On November 4, 2015, we announced the declaration of monthly cash dividends in the following amounts and with the following dates:

•	$0.08333 per share for November 2015 to holders of record on November 30, 2015 with a payment date of December 24, 2015;

•	$0.08333 per share for December 2015 to holders of record on December 31, 2015 with a payment date of January 21, 2016; and

•	$0.08333 per share for January 2016 to holders of record on January 29, 2016 with a payment date of February 18, 2016.
Since our IPO ten years ago through our January 2016 distribution, assuming our current share count for upcoming distributions, we will have distributed approximately $14.37 per share to initial shareholders and approximately $1.8 billion in cumulative distributions to all shareholders.
Our debt to equity ratio stood at 76.0% after subtraction of cash and equivalents at September 30, 2015, down from 77.6% at June 30, 2015. Our objective is to sustain and grow net investment income per share in the coming quarters by focusing on matched-book funding to finance disciplined and accretive originations across our diversified lines of business. We are currently pursuing initiatives to lower our funding costs (including refinancing of existing liabilities at lower rates), opportunistically harvest certain controlled investments at a gain, optimize our origination strategy mix (including increasing our mix of online loans), repurchase shares at a discount to net asset value, and rotate our portfolio out of lower yielding assets into higher yielding assets while maintaining a significant focus on first lien senior secured lending.
Our net asset value on September 30, 2015 stood at $10.17 per share, a decrease of $0.14 in comparison to the value at June 30, 2015. For the September 2015 quarter, our increase in net assets resulting from operations (“net income” or “NI”) was $27.8 million or $0.08 per weighted average share.

HIGHLIGHTS
Equity Values:
Net assets as of September 30, 2015: $3.614 billion
Net asset value per share as of September 30, 2015: $10.17

First Fiscal Quarter Operating Results:
Net investment income: $91.2 million
Net investment income per share: $0.26
Distributable income: $94.0 million
Distributable income per share: $0.26
Dividends to shareholders per share: $0.25

First Fiscal Quarter Portfolio and Investment Activity:
Portfolio investments acquired in quarter: $437.6 million
Total portfolio investments at cost at September 30, 2015: $6.442 billion
Number of portfolio companies at September 30, 2015: 131

PORTFOLIO AND INVESTMENT ACTIVITY
Our origination efforts during the September 2015 quarter continued to prioritize secured lending. As of September 30, 2015, our portfolio at fair value consisted of 54.2% first lien, 17.4% second lien, 18.7% structured credit (with underlying first lien), 0.3% small business whole loan, 1.1% unsecured debt, and 8.3% equity investments.

We currently have multiple primary investment origination strategies, including non-control agented and syndicated lending in private equity sponsored and non-sponsored transactions, control investments in operating and financial companies, structured credit investments, real estate investments, and online lending. As of September 30, 2015, our control investments at fair value stood at 31.3% of our portfolio, compared to 29.9% at June 30, 2015.

With our scale team of approximately 100 professionals, one of the largest dedicated middle-market credit groups in the industry, we believe we are well positioned to select in a disciplined manner a small percentage of investment opportunities out of the thousands we source annually. Prospect closed over $2.0 billion of investments during the 2015 fiscal year.

Our portfolio’s annualized current yield stood at 13.0% across all performing interest bearing investments as of September 30, 2015, an increase of 1.1% over September 2014 and an increase of 0.3% over June 2015. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns. While the market has experienced some yield compression in recent years, we have elected to deploy capital in other asset classes such as structured credit and online lending to help counteract the decreases in market rates for corporate middle market lending.

At September 30, 2015, our portfolio consisted of 131 long-term investments with a fair value of $6.431 billion. These investments span a diversified range of industries with no one industry representing more than 10.2% of the portfolio at fair value as of September 30, 2015. As of September 30, 2015, Prospect’s asset concentration in the energy industry stood at 3.5%, including

Prospect’s first lien senior secured loans where third parties bear first loss capital risk. The fair market value of our loan assets on non-accrual as a percentage of total assets stood at approximately 1.4% at September 30, 2015, with approximately 1.3% residing in the energy industry.

We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits. As of September 2015, our weighted average portfolio net leverage stood at 4.36 times earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and our weighted average EBITDA per portfolio company stood at approximately $44.6 million.

During the September 2015 quarter, we completed six new and several follow-on investments aggregating $437.6 million, and received full repayment on seven investments. Our sales, repayments, and scheduled amortization payments in the September 2015 quarter were $528.8 million, resulting in net investment exits of $91.2 million.

The majority of our portfolio consists of sole agented middle-market loans that we have originated, selected, negotiated, structured, and closed. We perceive the risk-adjusted reward in the current environment to be superior for agented, self-originated, and anchor investor opportunities compared to the broadly syndicated market, causing us to prioritize our proactive sourcing efforts. Our proprietary Prospect call center initiative has enabled us to source investment opportunities we may not have seen otherwise. We anticipate that calling effort to continue to contribute to our business in the upcoming years.

During the September 2015 quarter, our originations comprised 39% third party sponsor deals, 28% online lending, 25% syndicated debt, 6% structured credit, 1% non-sponsor direct lending and 1% real estate.

Our activity during the September 2015 quarter included the following transactions:

•
On July 1, 2015, we provided $31.0 million of first lien senior secured financing, of which $30.2 million was funded at closing, to Intelius, Inc. (“Intelius”), an online information commerce company. On August 11, 2015, we made a $13.5 million follow-on first lien senior secured debt investment in Intelius, of which $13.0 million was funded at closing, to support an acquisition.

•	On July 8, 2015, we sold 27.45% of our Term Loan A investment in InterDent, Inc. for $34.4 million. We realized no gain or loss on the sale.

•	On July 23, 2015, we made an investment of $38.0 million to purchase 80.73% of the subordinated notes issued by Halcyon Loan Advisors Funding 2015-3 Ltd.

•	On July 24, 2015, TB Corp. (“Taco Bueno”) repaid our $23.6 million loan. We realized a 15.8% internal rate of return (“IRR”) and 1.4 times cash-on-cash return on its investment in Taco Bueno.

•
On August 6, 2015, we provided $92.5 million of first lien senior secured debt to support the recapitalization of Crosman Corporation. Concurrent with the refinancing, we received repayment of our previously outstanding $40.0 million second lien term loan.

•	On August 7, 2015, Ryan, LLC (“Ryan”) repaid our $72.7 million loan. We realized an 18.0% IRR and 1.4 times cash-on-cash return on its investment in Ryan.

•	On August 12, 2015, we made an investment of $22.9 million to purchase 50.04% of the subordinated notes issued by Octagon Investment Partners XVIII, Ltd.

•
On August 12, 2015, we sold 780 of our small business whole loans purchased from OnDeck to Jefferies Asset Funding LLC for proceeds of $26,562, net of related transaction expenses, and a trust certificate representing a 41.54% interest in the MarketPlace Loan Trust, Series 2015-OD2. We realized a loss of $775 on the sale.

•	On August 21, 2015, we committed to funding a $16.0 million senior secured second lien investment in Sitel Worldwide Corporation, a provider of customer care outsourcing services.

•
On September 1, 2015, BNN Holdings Corp. (“Biotronic”) repaid our $42.9 million loan. We continue to own convertible preferred equity in Biotronic. Not including the equity investment, We realized a 13.9% IRR and 1.3 times cash-on-cash return on our debt investment in Biotronic.

•	On September 16, 2015, we made an investment of $26.8 million to purchase 75.09% of the subordinated notes issued by Apidos CLO XXII.

•	On September 16, 2015, GTP Operations, LLC (“Transplace”) repaid our $116.4 million loan. We realized an 11.8% IRR and 1.2 times cash-on-cash return on our investment in Transplace.

•	On September 22, 2015, we sold 19.4% of our Term Loan A investment in Instant Web, LLC (“IWCO”) for $29.4 million. We realized no gain or loss on the sale.

•	On September 25, 2015, we sold an additional 8.39% of our Term Loan A investment in InterDent, Inc. for $10.5 million. We realized no gain or loss on the sale.

•	On September 25, 2015, Therakos, Inc. (“Therakos”) repaid our $13.0 million loan. We realized a 14% IRR and 1.3 times cash-on-cash return on our investment in Therakos.

•	During the three months ended September 30, 2015, we made eleven follow-on investments in NPRC totaling $85.9 million to support the online consumer lending initiative.

•	During the three months ended September 30, 2015, our wholly-owned subsidiary PSBL purchased $19.4 million of small business whole loans.
Since September 30, 2015 (in the current December 2015) quarter, we have completed new and follow-on investments of $140 million, including:

•	On October 2, 2015, we provided $17.5 million of first lien senior secured debt to Easy Gardener Products, Inc., a designer, marketer, and manufacturer of branded lawn and garden products.

•	On October 9, 2015, BAART Programs, Inc. repaid our $42.9 million loan. We realized a 28% IRR and 1.1 times cash-on-cash return on our investment in BAART.

•
On October 16, 2015, we made a $37.0 million senior secured second lien debt investment in Universal Fiber Systems, LLC, a manufacturer of custom and specialty fiber products used in high performance applications.

•
On November 2, 2015, we provided $50 million of first lien senior secured debt to Coverall North America, Inc., a leading franchiser of commercial cleaning businesses. As part of the transaction, we received repayment of our $49.6 loan outstanding.

•
During the period from October 1, 2015 through November 4, 2015, we made four follow-on investments in NPRC totaling $31.4 million to support our online consumer lending initiative. Additionally, during the period from October 1, 2015 through November 4, 2015, we received partial repayments of $40.5 million of our loans previously outstanding and $7.1 million as a return of capital on our equity investment in NPRC.

•	During the period from October 1, 2015 through November 4, 2015, our wholly-owned subsidiary PSBL purchased $3.1 million of small business whole loans.

Benefiting from the solid performance of several controlled positions in our portfolio, we in the past have selectively monetized certain such companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing and other attractive opportunities. We are pleased with the overall performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow.

In the June 2014 fiscal year, we made three investments in non-controlled third-party-sponsor-backed companies that brought our total investment in each such company to more than $100 million. In the June 2015 fiscal year, we made another three such investments, demonstrating the competitive differentiation of our scale balance sheet to close one-stop and other financing opportunities. We have also in the past made multiple control investments that each individually aggregate more than $100 million in size.

During the June 2014 fiscal year we and NPRC, through certain of NPRC’s wholly-owned subsidiaries, entered the online lending industry with a focus on super-prime, prime, and near-prime consumer and small business borrowers. We and NPRC continue to grow our investment in this investment strategy, which stands at approximately $261 million today (not including third party financing), across multiple third-party and captive origination and underwriting platforms. Our online business, which includes attractive advance rate financing for certain assets, is currently delivering an expected levered yield of approximately 18% (net of all costs and expected losses). In the past year we have closed and upsized three bank credit facilities and one securitization to support this business, with more credit facilities and securitizations expected in the future. We have multiple origination sources for the online business and expect to continue to diversify those sources in the future through our proactive efforts.

The investment performance of our structured credit business has exceeded our underwriting expectations, demonstrating one of the benefits of our strategy of pursuing majority stakes, working with world-class management teams, providing strong collateral underwriting through primary issuance, and focusing on the most attractive risk-adjusted opportunities. Recently we have utilized our position as a majority holder to optimize our portfolio through improving financing and other terms by refinancing liabilities at lower rates as well as by removing bond baskets for several of our structured credit investments. As of September 30, 2015, we were invested in $1.20 billion across our 40 non-recourse structured credit investments. Our underlying structured credit portfolio consisted of over 3,155 loans and a total asset base of over $18.8 billion. As of September 30, 2015, our structured credit portfolio experienced a trailing twelve month default rate of 0.30%, or 0.97% less than the broadly syndicated market trailing twelve month default rate of 1.27%. In the September 2015 quarter, our structured credit equity portfolio generated an annualized cash yield of 23.0% and a GAAP yield of 16.5%, up from 22.4% and 16.3%, respectively, in the June 2015 quarter.

As a yield enhancement for our business, earlier this year we launched an initiative to divest lower yielding loans from our balance sheet, thereby allowing us to rotate into higher yielding assets and to expand our ability to close scale one-stop investment opportunities with efficient pricing. So far in fiscal 2016, we have made three sales of such lower yielding investments totaling $74.3 million with a weighted average coupon of 6.0%. We receive recurring servicing fees paid by multiple loan purchasers in conjunction with these divested loans. We expect additional similar sales, with related recurring servicing fees, in the future as a potential earnings contributor for the June 2016 fiscal year.

Our advanced investment pipeline aggregates in excess of $300 million of potential opportunities diversified across multiple sectors. We expect to add to this pipeline in the future. These opportunities are primarily secured investments, sometimes coupled with equity upside through additional investments.

We previously announced that we intend to unlock value by “spinning off” certain “pure play” business strategies to our shareholders. We desire through these transactions to (i) transform some of the business strategies we have successfully grown and developed inside Prospect into pure play public companies with the potential for increased earnings multiples, (ii) allow for continued revenue and earnings growth through more flexible non-business development company (“BDC”) formats (which are expected to benefit from not having one or more of the (a) 30% basket, (b) leverage, and (c) control basket constraining BDCs), and (iii) free up our 30% basket and leverage capacity for new originations at Prospect. The business strategies we intend to enable our shareholders to participate in on a “pure play” basis have grown faster than our overall growth rate in the past few years, with outlets in less constricting structures required to continue this strong growth. We anticipate these non-BDC companies will have tax efficient structures.

We initially intend to focus our “spin-off” efforts on the launch of up to three separate companies owning portions of our (i) consumer online lending business, (ii) real estate business, and (iii) structured credit business. We are seeking to divest these businesses in conjunction with rights offering capital raises in which existing Prospect shareholders could elect to participate in each offering or sell their rights. The goals of these “spin-offs” include leverage and earnings neutrality for Prospect. Our primary objective is to maximize the valuation of each offering (declining to proceed with any offering if we find any valuation not to be attractive).

The sizes and likelihood of these dispositions, some of which are expected to be partial rather than complete spin-offs, remain to be determined, but we currently expect the collective size of these dispositions to be 10% or less of our asset base. We seek to complete the first of these “spin-offs” early in calendar year 2016 and the others subsequently in a sequential fashion, but the timeline is dependent on regulatory and exchange listing approval (including an exemptive relief application we filed based on regulator guidance in May 2015) and market conditions (including sufficient investor demand), and there can be no guarantee that we will consummate any of these spin-offs.

We expect Prospect as a BDC to continue in the future to pursue our multi-line origination strategy (including continuing to invest in the businesses discussed above) as a value-added differentiating factor compared with other mono-line BDCs.

LIQUIDITY AND FINANCIAL RESULTS
During the September 2015 quarter, we continued to utilize prudent leverage to enhance our returns, with our debt to equity ratio (after subtraction of cash and equivalents) standing at 76.0% at September 30, 2015. Repayment of certain higher cost debt and increased use of our efficient revolving credit facility allowed us to reduce our cost of debt from 6.28% in the September 2014 quarter to 5.68% in the current September 2015 quarter. We continue to retain significant balance sheet strengths, including a significant majority of unencumbered assets, demonstrated access to diversified funding markets, matched-book funding, unsecured fixed-rate liability focus, and prudent debt to equity leverage. Our balance sheet also gives us the potential for future earnings as we harvest the benefits of the financing structures we have recently closed at an attractive cost due to our investment-grade ratings at corporate, revolving facility, and term debt levels.

On August 29, 2014, we renegotiated and closed an expanded five and a half year revolving credit facility (the “Facility”). The Facility lenders had extended commitments of $885.0 million under the Facility as of June 30, 2015. The Facility includes an accordion feature which allows commitments to be increased to $1.5 billion in the aggregate. Interest on borrowings under the Facility is one-month LIBOR plus 225 basis points, a 50 basis point reduction from the previous rate, with no minimum LIBOR floor. The Facility continues to carry an investment-grade Moody’s rating of Aa3.
We have significantly diversified our counterparty risk. The current count of 22 institutional lenders in the Facility compares to five lenders at June 30, 2010 and represents one of the most diversified bank groups in our industry.
As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2019, with an additional one-year amortization period to March 2020, with distributions allowed after the completion of the revolving period.
Our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration, thereby better matching our assets and liabilities for balance sheet risk management.
During the period from December 21, 2010 to April 11, 2014, we issued $1.25 billion in principal amount of convertible notes in six issuances (“Convertible Notes”). These notes bear interest at rates ranging from 4.75% to 6.25% and become due at various dates between December 15, 2015 and April 15, 2020.
On May 1, 2012, we issued $100.0 million in principal amount of 6.95% unsecured notes due November 2022 (the “2022 Baby Bond Notes”). On May 15, 2015, we redeemed these 2022 Baby Bond Notes to reduce our cost of debt financing, and we received full quarter benefits from this debt cost reduction in the current September 2015 quarter.
On March 15, 2013, we issued $250.0 million in aggregate principal amount of 5.875% unsecured notes due March 2023 (the “2023 Notes”).
On April 7, 2014, we issued $300.0 million aggregate principal amount of 5.00% unsecured notes due July 15, 2019 (the “2019 Notes”). Included in the issuance is $45.0 million of Prospect Capital InterNotes® that was converted into the 2019 Notes.
On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes,” and together with the Convertible Notes, 2022 Baby Bond Notes, 2023 Notes and 2019 Notes, the “Unsecured Notes”). Since initiating the program, we have issued approximately $1.01 billion of Program Notes ($874.9 million outstanding after redemptions and exchanges, including settlements, as of September 30, 2015). These notes were issued with interest rates ranging from 3.29% to 7.00% with a current weighted average rate of 5.19%. These notes mature between October 15, 2016 and October 15, 2043.
The Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade Kroll rating of BBB+ and S&P rating of BBB-. As of September 30, 2015, Prospect held approximately $4.9 billion of unencumbered investments on its balance sheet, representing approximately 77% of Prospect’s portfolio, in a manner we believe highly beneficial and differentiated among BDCs for holders of Unsecured Notes and for Prospect shareholders.

On July 28, 2015, we began repurchasing our shares of common stock as they were trading at a significant discount to NAV. Since that time, we have repurchased 4,558,750 shares of common stock at an average price of $7.24 per share. Repurchases total approximately $33.0 million to date.
We currently have drawn $246 million under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balances on hand, we have over $599 million of new Facility-based investment capacity. Any principal repayments, other monetizations of assets, issuances of debt and other capital, or increases in our Facility size may further increase our investment capacity.

EARNINGS CONFERENCE CALL
Prospect will host an earnings conference call on Thursday, November 5, 2015, at 2:00 pm. Eastern Time. The conference call dial-in number will be 888-338-7333. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10075665. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com.
The conference call will also be available via a live listen-only webcast on Prospect’s website, www.prospectstreet.com. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the Internet broadcast. A replay of the audio webcast will be available on Prospect’s website for approximately 30 days following the conference call.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	September 30, 2015	June 30, 2015
	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $1,973,325 and $1,894,644, respectively)	$2,012,700	$1,974,202
Affiliate investments (amortized cost of $2,228 and $45,150, respectively)	3,128	45,945
Non-control/non-affiliate investments (amortized cost of $4,466,440 and $4,619,582, respectively)	4,415,072	4,589,411
Total investments at fair value (amortized cost of $6,441,993 and $6,559,376, respectively)	6,430,900	6,609,558
Cash and cash equivalents	71,828	110,026
Receivables for:
Interest, net	14,379	20,408
Other	907	2,885
Prepaid expenses	725	757
Deferred financing costs	51,740	54,420
Total Assets	6,570,479	6,798,054

Liabilities
Revolving Credit Facility	156,700	368,700
Convertible Notes	1,239,500	1,239,500
Public Notes	548,143	548,094
Prospect Capital InterNotes®	874,948	827,442
Commitments and Contingencies	—	—
Due to broker	55,253	26,778
Interest payable	35,639	39,659
Dividends payable	29,601	29,923
Due to Prospect Administration	5,415	4,238
Due to Prospect Capital Management	162	2,550
Accrued expenses	3,363	3,408
Other liabilities	7,734	4,713
Total Liabilities	2,956,458	3,095,005
Net Assets	$3,614,021	$3,703,049

Components of Net Assets
Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; 355,222,482 and 359,090,759 issued and outstanding, respectively)	$355	$359
Paid-in capital in excess of par	3,954,051	3,975,672
Accumulated overdistributed net investment income	(16,514)	(21,077)
Accumulated net realized loss on investments and extinguishment of debt	(312,778)	(302,087)
Net unrealized (depreciation) appreciation on investments	(11,093)	50,182
Net Assets	$3,614,021	$3,703,049

Net Asset Value Per Share	$10.17	$10.31

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,
	2015	2014
Investment Income
Interest income:
Control investments	$51,944	$45,128
Affiliate investments	885	837
Non-control/non-affiliate investments	93,708	98,778
Structured credit securities	44,766	39,397
Total interest income	191,303	184,140
Dividend income:
Control investments	3,213	759
Affiliate investments	—	1,429
Non-control/non-affiliate investments	—	22
Money market funds	2	15
Total dividend income	3,215	2,225
Other income:
Control investments	2,409	5,663
Affiliate investments	—	226
Non-control/non-affiliate investments	3,324	9,767
Total other income	5,733	15,656
Total Investment Income	200,251	202,021
Operating Expenses
Investment advisory fees:
Base management fee	32,954	33,165
Income incentive fee	22,810	23,616
Total investment advisory fees	55,764	56,781
Interest and credit facility expenses	41,957	42,914
Legal fees	1,415	1,163
Valuation services	463	450
Audit, compliance and tax related fees	1,877	667
Allocation of overhead from Prospect Administration	4,178	3,016
Insurance expense	226	131
Directors’ fees	94	94
Other general and administrative expenses	3,035	2,342
Total Operating Expenses	109,009	107,558
Net Investment Income	91,242	94,463

Net realized losses on investments	(2,135)	(22,911)
Net change in unrealized (depreciation) appreciation on investments	(61,275)	12,556
Net realized and unrealized losses on investments	(63,410)	(10,355)
Net realized losses on extinguishment of debt	(15)	—
Net Increase in Net Assets Resulting from Operations	$27,817	$84,108
Net increase in net assets resulting from operations per share	$0.08	$0.24
Dividends declared per share	$(0.25)	$(0.33)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER SHARE
(in actual dollars)
(Unaudited)

	Three Months Ended September 30,
	2015	2014
Per Share Data
Net asset value at beginning of period	$10.31	$10.56
Net investment income(1)	0.26	0.28
Net realized losses (gains) on investments(1)	(0.01)	(0.07)
Net change in unrealized (depreciation) appreciation on investments(1)	(0.17)	0.03
Dividends to shareholders	(0.25)	(0.33)
Common stock transactions(2)	0.03	0
Net asset value at end of period	$10.17	$10.47

(1)	Financial highlights are based on the weighted average number of common shares outstanding for the period presented (except for dividends to shareholders which is based on actual rate per share).

(2)
Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our dividend reinvestment plan, shares issued to acquire investments and repurchases of common stock below net asset value pursuant to our Repurchase Program.

RECONCILIATION OF GAAP NET INVESTMENT INCOME TO DISTRIBUTABLE INCOME
Below is a reconciliation of our NII to distributable income for the three months ended September 30, 2015 (in thousands of dollars, except share and per share data, with all distributable income numbers as current estimates not to be finally determined and announced until after we file our tax returns for our August 31, 2015 and August 31, 2016 tax years):

GAAP Net Investment Income to Distributable Income	Three Months Ended September 30, 2015
GAAP Net Investment Income	$91,242
Taxable income in excess of book income from CLO investments	7,388
Non-deductible federal excise tax expense	0
Taxable loss from pass-through controlled companies	(4,338)
Other net additions to distributable income	46
Distributable Income	$94,338
Weighted average shares of common stock outstanding	356,962,242
Distributable Income per Share	$0.26

ABOUT PROSPECT CAPITAL CORPORATION
Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702